                                                                    EXHIBIT 4(K)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                            DEATH BENEFIT ENDORSEMENT

As of the Effective Date shown on the attached Supplemental Contract Schedule,
Section 7.1.1 of the Contract is replaced in its entirety by the following section. This endorsement is only effective if the Owner (or if the Contract has co-owners, the older Owner) is under attained age 80 on the Effective Date shown on the attached Supplemental Contract Schedule; otherwise the Death Benefit will be determined under Section 7.1.1 of the Contract. The Death Benefit described in this endorsement supersedes any Guaranteed Minimum Death Benefit in effect prior to the Effective Date shown on the attached Supplemental Contract Schedule.

7.1.1(a) DEATH PRIOR TO ANNUITY DATE: If an Owner dies prior to the Annuity Date and on or after the Effective Date of this endorsement shown on the attached Supplemental Contract Schedule, we will pay the beneficiary the death benefit specified below in a lump sum or, if requested, under an annuity option under Section 7.1.3. If the Owner is a non-natural person, then the Annuitant, rather than the Owner, will be used to determine the death benefit. The amount of the death benefit is determined as of the date we receive Due Proof of Death of the Owner at our Service Center.

              The death benefit is the value of Variable Account B plus the greater of:

              (i)    the value of Variable Account A; or
              (ii)   the Maximum Anniversary Value.

              The Guaranteed Minimum Death Benefit of Variable Account A ("GMDB") is equal to (ii) above.

7.1.1(b) MAXIMUM ANNIVERSARY VALUE: The Maximum Anniversary Value is equal to the greatest anniversary value of Variable Account A. An anniversary value is equal to the value of Variable Account A on a Contract Anniversary increased by premium payments allocated to Variable Account A and decreased by "adjusted" transfers to Variable Account B and by "adjusted" withdrawals from Variable Account A, since that Contract Anniversary. Each "adjusted" transfer to Variable Account B and each "adjusted" withdrawal from Variable Account A equals the amount transferred or withdrawn multiplied by the GMDB divided by (i) (both determined immediately prior to the transfer or withdrawal).

       To determine the Maximum Anniversary Value, we will calculate an anniversary value for each Contract Anniversary beginning with the Effective Date of this endorsement through the earlier of the Owner's attained age 80 or the Contract Anniversary on or prior to the Owner's date of death. If the Contract has co-owners, we will calculate the anniversary value through the earlier of the older Owner's attained age 80 or the Contract Anniversary on or prior to any Owner's date of death if a death benefit is payable.

       The period for which we will calculate the Maximum Anniversary Value is based on the Owner's attained age (or the attained age of the older Owner, if the Contract has co-owners) on the Effective Date. Subsequent changes of Owner will not increase the period of time used to determine the Maximum Anniversary Value. If a new Owner has not reached attained age 80 and is older than the Owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the attained age of the new Owner at the time of the ownership change. If at the time of an ownership change the new Owner is attained 80 or over, we will use the Maximum Anniversary Value as of the Contract Anniversary on or prior to the ownership change, increased by premium payments and decreased by "adjusted" transfers and "adjusted" withdrawals, since that Contract Anniversary.

      Unless Section 7.1.2 or Section 7.1.3 is chosen within 60 days following our receipt of the Owner's certified death certificate, Due Proof of Death will be deemed to have been received by us on the 60th day, and payment will be made in a lump sum.

This endorsement controls over any contrary provisions of the Contract or previous endorsements.



                                 MERRILL LYNCH LIFE INSURANCE COMPANY



                                 By:        /s/ BARRY G. SKOLNICK
                                       -----------------------------------------
                                                   Secretary















                                       -2-